CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 4 to Registration Statement File No. 333-104156 on Form N-6 (the "Registration Statement") of (1) our report dated April 18, 2005 relating to the financial statements of the Subaccounts of MONY Variable Account L of MONY Life Insurance Company and (2) our report dated April 22, 2005, relating to the consolidated financial statements of MONY Life Insurance Company and Subsidiaries each of which appears in such Registration Statement. We also consent to the references to us under the headings "Experts" and "Financial statements" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
April 28, 2005